Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS FOURTH QUARTER
AND FULL-YEAR 2018 RESULTS
Company Increases Dividend 16% and Provides Full-Year 2019 Projections
PARSIPPANY, N.J., February 13, 2019 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months and year ended December 31, 2018. Highlights include:

•	Revenues increased 69% compared with fourth quarter 2017, to $527 million.

•	Net income was $43 million for the quarter; adjusted net income was $57 million, a 50% increase over the prior-year quarter.

•	Diluted earnings per share for the quarter were $0.43 and adjusted diluted EPS were $0.58.

•	Further adjusted diluted EPS for the quarter (calculated as if our spin-off and our acquisition and integration of La Quinta had occurred on January 1) were $0.62.

•	Adjusted EBITDA increased 64% compared with the prior-year quarter, to $125 million, and grew 19% in constant currency and excluding our 2018 acquisitions and divestitures.

•	Further adjusted EBITDA for the quarter was $134 million, consistent with our projection of $127 to $138 million.

•	Global RevPAR increased 8% compared with fourth quarter 2017 and increased 2% in constant currency and excluding our 2018 acquisitions and divestitures.

•	System-wide rooms grew 11% year-over-year and 2% excluding our 2018 acquisitions and divestitures.
“We finished 2018 with another strong quarter, capping off a year in which we delivered strong adjusted earnings growth fueled by solid RevPAR and rooms growth while acquiring and integrating La Quinta,” said Geoffrey A. Ballotti, chief executive officer. “We expect to continue to build on this strong foundation and are enthusiastic about our prospects for 2019 as we continue to execute our strategies and deploy capital in order to enhance value for shareholders.”

Fourth Quarter 2018 Operating Results
Revenues were $527 million, compared with $312 million in the fourth quarter of 2017. Results reflect $198 million of incremental revenues from La Quinta. Excluding the impact from 2018 acquisitions and divestitures, revenues increased 6% primarily due to higher license and other fees.
Net income was $43 million, or $0.43 per diluted share, compared to $92 million, or $0.92 per diluted share in the fourth quarter of 2017. Fourth quarter 2018 results include separation-related and transaction-related expenses, and fourth quarter 2017 results include impairment expenses and an $85 million tax benefit recorded as a result of the Tax Cuts and Jobs Act.

Adjusted net income was $57 million, or $0.58 per diluted share, compared with $38 million, or $0.38 per diluted share, in the fourth quarter of 2017. Fourth quarter earnings benefited from our revenue growth and a lower effective tax rate, partially offset by higher interest expense. Full reconciliations of GAAP results to our non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Fourth quarter adjusted EBITDA was $125 million, compared with $76 million in the fourth quarter of 2017. Results reflect approximately $37 million of adjusted EBITDA from La Quinta and are consistent with the Company’s projection of adjusted EBITDA of $117 million to $127 million in the fourth quarter. Excluding the impact from 2018 acquisitions and divestitures, adjusted EBITDA increased 19% in constant currency, primarily reflecting the growth in revenues and the unfavorable effects in 2017 from hurricanes that affected our owned hotel in Puerto Rico.
The Company estimates that, if it had acquired and fully integrated La Quinta on January 1, its further adjusted EBITDA in the fourth quarter would have been $134 million, and its further adjusted diluted earnings per share would have been $0.62. See Tables 5 and 6 for additional information.

Full-Year 2018 Operating Results
Revenues were $1,868 million, compared with $1,280 million in 2017. Results reflect $513 million of incremental revenues from La Quinta. Excluding the impact from 2018 acquisitions and divestitures, revenues increased 6%, primarily due to higher license and other fees, as well as 6% higher royalties and franchise fees.
Net income was $162 million, or $1.62 per diluted share, compared to $230 million, or $2.31 per diluted share in 2017. 2018 results include separation-related and transaction-related expenses, and 2017 results include impairment expenses and an $85 million tax benefit recorded as a result of the Tax Cuts and Jobs Act.
Adjusted net income was $270 million, or $2.71 per diluted share, compared with $186 million, or $1.87 per diluted share, in 2017. 2018 earnings benefited from our revenue growth and a lower effective tax rate, partially offset by higher interest and depreciation expense.
2018 adjusted EBITDA was $507 million, compared with $383 million in 2017. Results reflect approximately $89 million of adjusted EBITDA from La Quinta and are consistent with the Company’s projection of adjusted EBITDA of $500 million to $510 million for the full year. Excluding the impact from 2018 acquisitions and divestitures, adjusted EBITDA increased 11% in constant currency, primarily reflecting the growth in revenues.
The Company estimates that, if it had acquired and fully integrated La Quinta on January 1, its further adjusted EBITDA in 2018 would have been $600 million, and its further adjusted diluted earnings per share would have been $3.02.
As of December 31, 2018, the Company’s hotel system consisted of approximately 9,200 properties and approximately 810,000 rooms, an 11% increase compared with the fourth quarter of 2017. Room count grew 2% year-over-year, excluding our 2018 acquisitions and divestitures. The Company’s development pipeline grew to over 1,400 hotels and approximately 180,000 rooms, a 21% year-over-year room increase, including approximately 25,000 La Quinta pipeline rooms and the removal of 2,000 Knights Inn pipeline rooms. The Company also increased its pipeline sequentially by 2% compared to the third quarter, including 3% domestic growth and 1% international growth. Approximately 54% of the Company’s development pipeline is international and 73% is new construction.
Fourth Quarter 2018 Business Segment Information
The following discussion of fourth quarter operating results focuses on revenue and adjusted EBITDA for each of our segments.
Hotel Franchising

$ millions	2018	2017	% Change
Revenue	$295	$215	37%
Adjusted EBITDA	122	81	51%
Revenues increased 37% compared to fourth quarter 2017, including $64 million of incremental revenues from La Quinta. Excluding the impact from 2018 acquisitions and divestitures, revenues increased 8%, primarily due to $13 million of higher license and other fees. Adjusted EBITDA grew 51% to $122 million, including approximately $30 million of incremental adjusted EBITDA from the acquisition of La Quinta. In constant currency and excluding the impact from 2018 acquisitions and divestitures, adjusted EBITDA grew 16%, reflecting the growth in revenues.
Hotel Management

$ millions	2018	2017	% Change
Revenue	$229	$97	136%
Adjusted EBITDA	18	6	200%
Revenues increased $132 million compared to the prior-year period, reflecting $134 million of incremental revenues from La Quinta (including $124 million of cost-reimbursement revenues). Excluding the impact from the acquisition of La Quinta, revenues declined $2 million. Adjusted EBITDA increased $12 million compared to the prior-year quarter, reflecting $7 million of adjusted EBITDA from La Quinta and a decline in the unfavorable impact from the 2017 hurricanes on our owned hotels.

Other Items
Share Repurchases - The Company repurchased approximately 1.25 million shares of its common stock for $60 million in the fourth quarter. In the seven months after the Company’s May 2018 spin-off, the Company repurchased 2.3 million shares of stock, or 2% of shares outstanding, at a cost of $119 million. At year-end, the Company had 98.1 million shares outstanding.
Dividend Increase - The Company’s Board of Directors authorized a 16% increase in the quarterly cash dividend to 29 cents from 25 cents per share, beginning with the dividend that is expected to be declared in the first quarter of 2019.
Reacquisition of Master License Rights for Days Inn in China - The Company recently announced that it has reacquired the exclusive direct franchising rights for its Days Inn brand in China. The Days Inn system in China consists of more than 70 hotels encompassing more than 12,500 rooms. The near-term earnings contribution from this transaction is not expected to be material, but the Company now owns the exclusive rights to directly franchise and grow the Days Inn brand in China.

Outlook
The Company provided the following outlook for full-year 2019:

•	Revenues of $2.11 billion to $2.16 billion, an increase of 13% to 16%.

•	Adjusted net income of $301 million to $313 million.

•	Adjusted EBITDA of $605 million to $620 million, a year-over-year increase of 19% to 22%, as discussed below.

•	Adjusted diluted EPS of $3.05 to $3.17, based on an adjusted diluted share count of 98.7 million, which excludes future share repurchases.

•	Rooms growth of 2% to 4%.

•	Organic RevPAR growth of 1% to 3% in constant currency.

The Company views its year-over-year growth in adjusted EBITDA as follows (in millions):

2018 Adjusted EBITDA	$507
Differences between Adjusted EBITDA and
Further Adjusted EBITDA (see Table 5)	93
2018 Further Adjusted EBITDA	600
Effect of certain La Quinta integration
synergies not impacting all of 2019 (a)	(12)
Effect of operations in Puerto Rico not yet
having returned to normalized levels (b)	(10)
Organic growth of 5% to 7%	27 - 42
Projected 2019 Adjusted EBITDA	$605 - 620
______________

(a)	Because the La Quinta integration (as planned) will not be completed until mid-2019, the Company will not realize a full-year benefit in 2019 from certain expected synergies.

(b)
In 2018, the results of the Company’s operations in Puerto Rico approximated normalized results due to insurance benefits. Because such insurance benefits will not be available in 2019, the Company’s results will be negatively impacted in 2019 compared to 2018, as travel volumes are still expected to be below normalized levels.

More detailed projections are available in Table 6 of this press release. The Company is providing an outlook for net income, EBITDA and EPS only on a non-GAAP, adjusted basis because it is unable to predict with reasonable certainty the occurrence or amount of potential adjustments that may arise in the future.

Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Wednesday, February 13, 2019 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 877 876-9174 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website for approximately 90 days beginning at noon ET on February 13, 2019. A telephone replay will be available for approximately ten days beginning at noon ET on February 13, 2019 at 800 283-8486.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.

About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company, with approximately 9,200 hotels across more than 80 countries on six continents.  Through its network of approximately 810,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in both the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection®, and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with more than 400 properties under management. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 61 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rental properties globally. For more information, visit www.wyndhamhotels.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Company’s revenues, earnings, cash flow, dividends and other financial and operating measures.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include without limitation general economic conditions, the performance of financial and credit markets, the economic environment for the hospitality industry, operating risks associated with the hotel franchising and management businesses, the impact of war, terrorist activity or political strife, risks related to our spin-off as a newly independent company and risks related to our ability to obtain financing as well as the risks described in the section titled “Risk Factors” in Wyndham Hotels’ Registration Statement on Form 10 and in Wyndham Hotels’ other filings with the Securities and Exchange Commission. Except as required by law, Wyndham Hotels undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

# # #

Contacts Investors: Matt Capuzzi Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Jane Danese Senior Manager, Corporate Communications 973 753-7577 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
SUMMARY DATA SHEET
($ in millions, except per share and RevPAR data)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	Change	2018	2017	Change
Income Statement and Other Items

Net revenues	$527	$312	69%	$1,868	$1,280	46%
Income before income taxes	57	7	NM	223	243	(8%)
Net income	43	92	(53%)	162	230	(30%)
Earnings per share - diluted	$0.43	$0.92	(53%)	$1.62	$2.31	(30%)

Adjusted Earnings Metrics (non-GAAP)
Adjusted EBITDA	$125	$76	64%	$507	$383	32%
Adjusted pretax income	78	58	34%	369	310	19%
Adjusted net income	57	38	50%	270	186	45%
Adjusted earnings per share - diluted	$0.58	$0.38	53%	$2.71	$1.87	45%

Segment Results

Net Revenues
Hotel Franchising	$295	$215	37%	$1,135	$897	27%
Hotel Management	229	97	136%	726	383	90%
Total Reportable Segments	524	312	68%	1,861	1,280	45%
Corporate and Other	3	—	NM	7	—	NM
Total Company	$527	$312	69%	$1,868	$1,280	46%

Adjusted EBITDA
Hotel Franchising	$122	$81	51%	$515	$402	28%
Hotel Management	18	6	200%	47	21	124%
Total Reportable Segments	140	87	61%	562	423	33%
Corporate and Other	(15)	(11)	NM	(55)	(40)	NM
Total Company	$125	$76	64%	$507	$383	32%

Key Operating Statistics

Total Company (a)
Number of properties	9,157	8,422	9%	9,157	8,422	9%
Number of rooms	809,900	728,200	11%	809,900	728,200	11%
RevPAR (b)	$37.54	$34.88	8%	$40.80	$37.63	8%
Average royalty rate	3.82%	3.57%	25 bps	3.78%	3.66%	12 bps

United States (c)
Number of properties	6,358	5,726	11%	6,358	5,726	11%
Number of rooms	506,100	440,100	15%	506,100	440,100	15%
RevPAR	$41.28	$36.67	13%	$45.30	$41.04	10%
Average royalty rate	4.59%	4.49%	10 bps	4.53%	4.45%	8 bps

	As of December 31, 2018
Balance Sheet Items
Cash (d)	$366
Debt	2,141
Shareholders' equity	1,418

(a)
2018 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions, number of properties and number of rooms grew 2% from a year earlier, RevPAR was unchanged and up 3%, and average royalty rate was up 2 bps and down 2 bps for the three months and year ended December 31, 2018, respectively.

(b)
Amounts reflect currency exchange movements. Excluding such movements, the impact of the La Quinta acquisition and the Knights Inn divestiture, RevPAR increased 2% and 4% for the three months and year ended December 31, 2018, respectively.

(c)
2018 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions, number of properties grew 1% and number of rooms was unchanged from a year earlier, RevPAR grew 2% and 3%, and average royalty rate was down 2 bps and unchanged for the three months and year ended December 31, 2018, respectively.

(d)	Includes $205 million of cash which is expected to be paid in early 2019 to tax authorities and/or CorePoint Lodging Inc., related to the La Quinta acquisition.

See Table 5 for definitions and reconciliations of non-GAAP measures.
See our website (www.investor.wyndhamhotels.com) for further information related to drivers and operating statistics.

Table 2
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net revenues
Royalties and franchise fees	$110	$87	441	$364
Marketing, reservation and loyalty	132	89	491	371
Hotel management	35	30	124	108
License and other fees	32	19	111	75
Cost reimbursements	188	64	586	264
Other	30	23	115	98
Net revenues	527	312	1,868	1,280

Expenses
Marketing, reservation and loyalty	139	104	486	373
Operating	42	48	182	183
General and administrative	34	23	119	88
Cost reimbursements	188	64	586	264
Depreciation and amortization	29	19	99	75
Separation-related	14	3	77	3
Transaction-related, net	(1)	2	36	3
Impairment	—	41	—	41
Restructuring	—	—	—	1
Total expenses	445	304	1,585	1,031

Operating income	82	8	283	249
Interest expense, net	25	1	60	6

Income before income taxes	57	7	223	243
Provision for (benefit from) income taxes	14	(85)	61	13
Net income	$43	$92	$162	$230

Earnings per share
Basic	$0.44	$0.92	$1.62	$2.31
Diluted	0.43	0.92	1.62	2.31

Weighted average shares outstanding
Basic	98.8	99.8	99.5	99.8
Diluted	99.2	99.8	99.8	99.8

Table 3
WYNDHAM HOTELS & RESORTS
CASH FLOWS
(In millions)

	Year Ended December 31,
	2018	2017
Net cash provided by operating activities	$231	$278
Net cash used in investing activities	(1,728)	(197)
Net cash provided by (used in) financing activities	1,808	(51)
Effect of changes in exchange rates on cash and cash equivalents	(4)	(1)
Net increase in cash and cash equivalents	$307	$29

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions which we also refer to as capital expenditures:
	Year Ended December 31,
	2018	2017
Net cash provided by operating activities (a)	$231	$278
Less: Property and equipment additions (b)	(73)	(46)
Free cash flow	$158	$232

(a)	Includes $98 million of transaction-related and separation-related cash outlays and $35 million of tax payments associated with the La Quinta acquisition in 2018.

(b)
Includes $17 million of capital expenditures in 2018 at the Company’s owned hotel in Puerto Rico, which are being reimbursed by insurance proceeds that are not considered a component of free cash flow.

We believe free cash flow to be a useful operating performance measure to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions, development advances and equity investments, as well as our ability to return cash to shareholders through dividends and share repurchases. A limitation of using free cash flow versus the GAAP measures of net cash provided by operating activities, net cash used in investing activities and net cash provided by financing activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

Table 4
WYNDHAM HOTELS & RESORTS
SYSTEM SIZE

	Year Ended December 31,
	2018	2017
Beginning Room Count (January 1)
United States	440,100	429,000
International	288,100	268,600
Total	728,200	697,600

Additions (a)
United States	110,600	34,700
International	35,200	37,500
Total	145,800	72,200

Deletions (b)
United States	(44,600)	(23,600)
International	(19,500)	(18,000)
Total	(64,100)	(41,600)

Ending Room Count (December 31) (c)
United States	506,100	440,100
International	303,800	288,100
Total	809,900	728,200

(a)
2018 includes 88,900 rooms (86,900 U.S. and 2,000 international) added in connection with the acquisition of La Quinta in May; 2017 includes 11,900 rooms in the U.S. added in connection with the acquisition of AmericInn.

(b)	2018 includes 21,300 rooms (20,100 U.S. and 1,200 international) deleted in connection with the divestiture of Knights Inn in May.

(c)	2017 and 2018 include 11,900 rooms in the U.S. added in connection with the 2017 acquisition of AmericInn; 2017 also includes 22,000 Knights Inn rooms (20,800 U.S. and 1,200 international).

Table 5
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions)

We believe that Adjusted EBITDA provides useful information to investors about us and our financial condition and results of operations because Adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and because Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Reconciliation of Net Income to Adjusted EBITDA:
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$43	$92	$162	$230
Provision for income taxes	14	(85)	61	13
Depreciation and amortization	29	19	99	75
Interest expense, net	25	1	60	6
Stock-based compensation expense	2	3	9	11
Separation-related expenses	14	3	77	3
Transaction-related expenses, net	(1)	2	36	3
Foreign currency impact of highly inflationary countries (a)	(1)	—	3	—
Restructuring costs	—	—	—	1
Impairment expense	—	41	—	41
Adjusted EBITDA (b)	$125	$76	$507	$383

(a)	Relates to the foreign currency impact from hyper-inflation in Argentina.

(b)
Adjusted EBITDA from 2018 acquisitions and divestitures was $37 million and $1 million during the three months ended December 31, 2018 and 2017, respectively, and $90 million and $4 million during the year ended December 31, 2018 and 2017, respectively. The impact from currency exchange movements was $(1) million and $0 during the three months ended December 31, 2018 and 2017, respectively, and $(5) million and $(1) million during the year ended December 31, 2018 and 2017, respectively.

Definitions
Adjusted EBITDA: Represents net income excluding interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related expenses (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense, early extinguishment of debt costs and income taxes. Beginning with the third quarter of 2018, our calculation of adjusted EBITDA excludes the currency effects of hyper-inflationary countries. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Further adjusted earnings measures: Represents adjusted earnings measures presented as if our spin-off and the acquisition and integration of La Quinta had occurred on January 1, 2018.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions, except per share data)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Diluted EPS	$0.43	$0.92	$1.62	$2.31

Net income	$43	$92	$162	$230

Adjustments:
Separation-related expenses (a)	14	3	77	3
Transaction-related expenses, net (b)	(1)	2	36	3
Restructuring costs	—	—	—	1
Foreign currency impact of highly inflationary countries (c)	(1)	—	3	—
Acquisition-related amortization expense (d)	9	5	30	19
Impairment expense	—	41	—	41
Total adjustments before tax	21	51	146	67
Income tax provision (e)	7	105	38	111
Total adjustments after tax	14	(53)	108	(44)
Adjusted net income	$57	$38	$270	$186
Adjustments - EPS impact	0.15	(0.54)	1.09	(0.44)
Adjusted diluted EPS	$0.58	$0.38	$2.71	$1.87

Diluted weighted average shares outstanding	99.2	99.8	99.8	99.8

Note: Amounts may not add due to rounding.

(a)	Represents costs associated with our spin-off from Wyndham Worldwide.

(b)	Primarily relates to costs incurred in connection with the Company’s acquisition of La Quinta offset by a gain of $23 million associated with the divestiture of the Knights Inn brand.

(c)	Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the Consolidated Statements of Income.

(d)	Reflected in depreciation and amortization on the Consolidated Statements of Income.

(e)	Reflects the tax effects of the adjustments and, in 2017, the removal of the $85 million tax benefit recorded as a result of the Tax Cuts and Jobs Act.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions, except per share data)

Reconciliation of Adjusted Net Income and Diluted EPS to Further Adjusted Net Income and Diluted EPS*:

	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Adjusted diluted EPS	$0.58	$2.71
Adjusted net income	$57	$270
Adjusted EBITDA	$125	$507
Plus: Further adjustments
Contribution from La Quinta (a)	—	38
Not-yet-realized La Quinta synergies (b)	6	44
Separation adjustments (c)	—	14
Corporate costs (d)	3	(3)
Total EBITDA adjustments	9	93
Further adjusted EBITDA	$134	$600

Total EBITDA adjustments	$9	$93
Plus:
Depreciation expense (e)	—	(3)
Interest expense (f)	—	(37)
Stock-based compensation expense (g)	(4)	(12)
Total adjustments before tax	5	41
Income tax provision	1	10
Total adjustments after tax	4	31
Further adjusted net income*	$61	$301
Adjustments - EPS impact	0.04	0.31
Further adjusted diluted EPS*	$0.62	$3.02

Diluted weighted average shares outstanding	99.2	99.8

*
Further adjusted metrics assume that the Company's spin-off from Wyndham Worldwide and the Company’s acquisition and integration of La Quinta occurred on January 1, 2018. Such metrics reflect incremental license fees from Wyndham Destinations, incremental costs to be incurred in connection with becoming a separate publicly traded company and expected synergies in connection with the acquisition of La Quinta. We believe this metric provides useful information to investors. These metrics are not intended to be presented in accordance with Article 11 of Regulation S-X. Amounts may not add due to rounding.

(a)	Represents results for the period prior to our acquisition.

(b)	Represents full run-rate of initially expected synergies less actual synergies realized in 2018.

(c)	Represents incremental license fees and other separation adjustments for the period prior to the spin-off.

(d)	Represents the difference between corporate costs incurred and those expected to be incurred following the spin-off and transition period.

(e)	Represents depreciation expense associated with acquired assets and assets transferred to the Company in connection with the spin-off for the period prior to the spin-off.

(f)	Represents incremental interest expense on our debt for the period prior to the spin-off.

(g)	Represents the difference between stock-based compensation expense incurred and a normalized level of expected stock-based compensation expense.

Table 6
WYNDHAM HOTELS & RESORTS
2019 OUTLOOK
As of February 13, 2019
(In millions, except per share data)

	2019 Outlook		2018 Actual
Revenues	$2,110 - 2,160		$1,868
Adjusted EBITDA	605 - 620		507
Depreciation and amortization expense (a)	70 - 74		69
Stock-based compensation expense	16 - 18		9
Interest expense, net	102 - 106		60
Adjusted pretax income	411 - 428		369
Income tax expense	110 - 115	(b)	99
Adjusted net income	$301 - 313		$270

Adjusted diluted earnings per share	$3.05 - 3.17		$2.71

Diluted shares	98.7	(c)	99.8

Year-over-Year Growth (d)
Global RevPAR	5% - 7%		9%
Organic global RevPAR	1% - 3%	(e)	4%	(f)
Number of rooms	2% - 4%		11%	(g)

(a)	Excludes amortization of acquisition-related intangible assets.

(b)	Outlook assumes an effective tax rate of approximately 27%.

(c)	Excludes the impact of any share repurchases in 2019.

(d)	In constant currency. A glossary of terms is included in Table 5.

(e)	Includes a brand (La Quinta) once it has been owned for one year. Excludes Knights Inn from the 2018 base.

(f)	Excludes both La Quinta and Knights Inn.

(g)	Number of rooms increased 2% in 2018 excluding acquisitions and divestitures.